Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 7th day of September, 2011, between Body Central Corp. (the “Company”), and Thomas W. Stoltz (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company beginning on September 21, 2011 (the “Commencement Date”) on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                       Employment.

(a)                                  Term.  The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the Commencement Date and continuing for a five-year period (the “Initial Term”), unless sooner terminated in accordance with the provisions of Section 3; with such employment to automatically continue following the Initial Term for successive additional one-year periods in accordance with the terms of this Agreement (subject to termination as aforesaid) (each a “Renewal Term”) unless either party notifies the other party in writing of its intention not to renew this Agreement at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term (such period of employment during Initial Term, together with any such Renewal Term, shall hereinafter be referred to as the “Term”).

(b)                                 Position and Duties.  During the Term, the Executive shall serve as the Chief Financial Officer and Treasurer of the Company, and shall have responsibilities and duties consistent with such position and such additional duties as may from time to time be prescribed by the Chairman of the Board of Directors of the Company (the “Board”), the Chief Executive Officer of the Company (the “CEO”) or other authorized executive, provided that such duties are consistent with the level of the Executive’s position or other positions that the Executive may hold from time to time.  In addition, the Executive shall have responsibility for the Company’s Corporate Facilities, Information Technology function and shall serve as a member of the Real Estate Committee.  During the Term, the Executive shall report to the Company’s CEO.  The Internal Audit function of the Company shall report to the Executive administratively, but shall report directly to the Audit Committee Chairperson.  The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company.  Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the written approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of the Executive’s duties, responsibilities and obligations to the Company under this Agreement or otherwise.

2.                                       Compensation and Related Matters.

(a)                                  Base Salary.  During the Term, the Executive’s initial base salary shall be based on an annual rate of $350,000.  The Executive’s base salary rate shall be considered annually by the Compensation Committee of the Board (the “Compensation Committee”).  The annual base salary rate in effect at any given time is referred to herein as “Base Salary.”  The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b)                                 Bonus.

(i)                                     Discretionary Bonus.  During the Term, the Executive shall be eligible to receive discretionary bonuses as determined by the Compensation Committee from time to time in its sole discretion (“Discretionary Bonuses”).  Discretionary Bonuses (if any) shall be payable at the same time bonuses are payable to the Company’s senior executives generally in accordance with the Company’s policies with respect thereto in effect from time to time.  The Executive’s target Discretionary Bonus shall be equal to 50% of Base Salary and shall be based on the performance of the Company and the Executive; provided that such target shall not limit the discretion of the Compensation Committee.  In no case shall the Executive’s Discretionary Bonus pertaining to a given fiscal year exceed 100% of the Executive’s Base Salary.  The Executive’s target Discretionary Bonus pertaining to fiscal year 2011 shall be pro-rated based on the portion of such year represented by the period from the Commencement Date through and including the last day of such fiscal year (the “2011 Prorated Discretionary Bonus”).  To be eligible to receive a Discretionary Bonus for a given year, the Executive must be employed by the Company on the day such Discretionary Bonus for such year is paid (the “Discretionary Bonus Vesting Date”).  The Executive shall not be deemed to have earned or be entitled to (and shall not receive) any Discretionary Bonus for a given year or any pro-rata portion of any Discretionary Bonus for a given year if the Executive’s employment terminates for any reason (whether by the Company or the Executive) prior to the Discretionary Bonus Vesting Date.

(ii)                                  2011 Make Whole Bonus.  In the event that the 2011 Prorated Discretionary Bonus is an amount less than $150,000, then the Executive shall also be eligible to receive an additional bonus in an amount which is the difference of $150,000 and the 2011 Prorated Discretionary Bonus (the “2011 Make Whole Bonus”).  Any 2011 Make Whole Bonus shall be payable at the same time bonuses pertaining to fiscal year 2011 are payable to the Company’s senior executives generally in accordance with the Company’s policies with respect thereto in effect from time to time.  To be eligible to receive a 2011 Make Whole Bonus, the Executive must be employed by the Company on the Discretionary Bonus Vesting Date for bonuses pertaining to fiscal year 2011.

(c)                                  Stock Options.

(i)                                     On the Commencement Date, the Executive shall be granted non-qualified options to purchase 40,000 shares of the Company’s Common Stock pursuant to and subject to the terms and conditions set forth in the Body Central Corp. Amended and

Restated 2006 Equity Incentive Plan (the “Option Plan”) and a Non-Qualified Stock Option Agreement (the “Option Agreement”) to be entered into between the Executive and the Company.  In addition to the foregoing, if during the Term but prior to the date that is 18 months from the Commencement Date, the Executive’s duties are increased in a material manner beyond the duties normally commensurate with the position of Chief Financial Officer, with such determination to be made by the Compensation Committee in its sole discretion, the Executive shall be eligible for an additional grant of at least 25,000 non-qualified options to purchase shares of the Company’s Common Stock pursuant to and subject to the terms and conditions set forth in the Option Plan and Option Agreement.

(ii)                                  In addition to the foregoing, the Executive shall also be eligible to receive an annual long-term grant valued at $150,000 and comprised of 2/3 of such value (as determined based on the Black-Scholes model) being in the form of options to purchase the Company’s common stock and 1/3 of such value being in the form of the Company’s restricted stock, in each case pursuant to and subject to the terms and conditions set forth in the Option Plan and the relevant award agreement.

(d)                                 Vacation, Holidays and Sick Leave.  During the Term, the Executive shall be eligible to accrue up to four (4) weeks paid vacation in each year, which shall accrue ratably. In other respects, the Company’s vacation policies shall apply to vacations.  The Executive shall also be eligible for paid holidays and personal or sick leave in accordance with the Company’s policies and procedures pertaining to the same as in effect from time to time for executive personnel.  Vacations may be taken at the Executive’s discretion at such time or times as are not inconsistent with the reasonable business needs of the Company and do not interfere with the performance of the Executive’s duties to the Company.

(e)                                  Expenses.  The Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(f)                                    Automobile Allowance.  During the Term, the Company shall pay the Executive an automobile allowance of $1,000 per month.

(g)                                 Other Benefits.  During the Term, the Executive shall be entitled to participate in or receive benefits under all of the Company’s Employee Benefit Plans as the Company may adopt or maintain from time to time generally for all or most of its senior level executives of the same status within the hierarchy of the Company.  As used herein, the term “Employee Benefit Plan” means any pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; dental insurance plan; disability plan; and health and accident plan or arrangement as may be established or maintained by the Company generally for employees of the same status within the hierarchy of the Company, any of which may be changed or eliminated by the Company (subject to the applicable plan, arrangement or law).  Such participation shall be subject to the terms, conditions and overall administration of such plan or arrangement.  Any payments or benefits payable to the Executive under a plan or arrangement referred to in this Section 2(g) in respect of any calendar year during which the Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which the Executive is so employed.  Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.  Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish or maintain the effectiveness of any such or particular plan, program or benefit which may be in effect from time to time.

(h)                                 Excess Medical Care Reimbursement.  During the Term, the Executive shall be eligible for reimbursement for expenses not covered by the Employee Benefits Plans or otherwise for “medical care” (as such term is defined in Section 213 of the Internal Revenue Code of 1986, as amended) for the Executive and the Executive’s immediate family; provided, however, that such reimbursement shall not exceed, in the aggregate, $10,000 per year.

(i)                                     Life Insurance.  During the Term, the Company shall pay the premiums on a $50,000 term life insurance policy on the Executive, payable to a beneficiary designated by the executive; provided, however, that such premiums shall not exceed $500 per year.

(j)                                     Moving Expenses.  The Company shall reimburse the Executive for reasonable and customary expenses, up to $15,000, incurred by the Executive in moving the personal belongings of himself and his immediate family into a house in the vicinity of Jacksonville, Florida (the “Moving Expense Benefit”).  Any payment of the Moving Expense Benefit is conditioned upon the Executive submitting to the Company, no later than the first anniversary of the Commencement date, invoices and proofs of payment substantiating such moving expenses.

3.                                       Termination.  During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)                                  Death.  The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b)                                 Disability.  The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period or 90 consecutive days.  If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  The Executive shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.  Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)                                  Termination by Company for Cause.  The Company may terminate the Executive’s employment hereunder at any time for Cause.  For purposes of this Agreement, “Cause” shall mean:  (i) conduct by or at the direction of the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of, or a plea of guilty or nolo contendere to, (A) any felony, or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by or at the direction of the Executive constituting a breach of the Executive’s duty of loyalty or fiduciary duty owing to the Company or any of its subsidiaries or affiliates; (iv) any conduct by or at the direction of the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Executive were retained in the Executive’s position; (iii) continued non-performance by the Executive of the Executive’s duties or responsibilities hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; (vi) a material breach by the Executive of this Agreement (including, without limitation, any breach of any of the provisions contained in Section 7 of this Agreement) or of any other agreement between the Executive (on the one hand) and the Company or any of its subsidiaries or affiliates (on the other hand); (vii) a material violation by the Executive of any of the Company’s written employment policies; (viii) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or (ix) termination by the Executive of the Executive’s employment without Good Reason on fewer than thirty (30) days’ advance written notice.

(d)                                 Termination by the Company Without Cause.  The Company may terminate the Executive’s employment hereunder at any time without Cause.  Any termination by the Company of the Executive’s employment under this Agreement that does not constitute a termination by the Company for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) or from an Accelerated Resignation (as defined below in Section 3(g)) shall be deemed a termination without Cause.

(e)                                  Termination by the Executive.  The Executive may terminate the Executive’s employment hereunder at any time for any reason, including but not limited to Good Reason, subject to applicable notice periods and requirements.  For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following events:  (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company (each a “Good Reason Condition”).  “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and (v) the Executive terminates the Executive’s employment within 60 days after the end of the Cure Period.  If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)                                    Notice of Termination.  Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)                                 Date of Termination.  “Date of Termination” shall mean:  (i) if the Executive’s employment is terminated on account of the Executive’s death under Section 3(a), the date of the Executive’s death; (ii) if the Executive’s employment is terminated on account of the Executive’s disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), 30 days after the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.  Notwithstanding the foregoing, (i) in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination to any earlier effective date (an “Accelerated Resignation”) and such Accelerated Resignation shall not result in or be treated as a termination by the Company for purposes of this Agreement; and (ii) in the event that the Company terminates the Executive’s employment without Cause under Section 3(d), the Company may unilaterally accelerate the Date of Termination to any earlier effective date provided that the Company continues to pay the Executive the Base Salary for the 30-day period immediately following the date on which a Notice of Termination is given to the Executive.

4.                                       Compensation Upon Termination.

(a)                                  Termination Generally.  If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section

2(e) of this Agreement) and any accrued but unused vacation; and (iii) any vested benefits the Executive may have under any Employee Benefit Plan through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such Employee Benefit Plan (collectively, the “Accrued Benefits”).

(b)                                 Termination by the Company Without Cause or by the Executive with Good Reason.  During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive the Executive’s Accrued Benefit.  In addition, subject to the Executive signing a general release of claims in favor of the Company and related persons and entities in a form and manner satisfactory to the Company (the “Release”) and the expiration of the seven-day revocation period for the Release, the Company shall pay the Executive an amount equal to the Executive’s final Base Salary (the “Severance Amount”).  The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practices and schedule over 12 months, beginning on the first payroll date that occurs after the 30th day after the Date of Termination.  Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment.  Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Sections 6-11 of this Agreement, all payments of the Severance Amount shall immediately cease.

(c)                                  Expiration/Non-Renewal of the Agreement by the Company.  For the avoidance of doubt, a non-renewal of this Agreement by the Company (in accordance with Section 1(a) above) will not constitute a termination of employment by the Company without Cause and the Executive acknowledges that the severance provisions of Section 4(b) will not apply.

5.                                       Section 409A.

(a)                                  Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)                                 All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)                                  To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)                                 The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)                                  The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

6.                                       Confidentiality.

(a)                                  Proprietary Information. The Company has spent extensive time and effort identifying and developing trade secrets, customer relationships, client relationships, supplier relationships, goodwill and economic advantage, other business initiatives and other confidential information (as further defined below, the “Proprietary Information”).  The Executive acknowledges and understands that the Executive will have access to such Proprietary Information solely as a byproduct of the Executive’s employment with the Company.  The Executive agrees that, at all times during the Executive’s employment with the Company, and at any time thereafter and without regard to when or for what reasons such employment terminates, the Executive shall not disclose any such Proprietary Information to any person outside the Company or utilize such Proprietary Information to compete against the Company unless such disclosure is (1) necessary for the Executive to perform the Executive’s duties as an employee of (and only while employed by) the Company, (2) in response to a valid subpoena or order by a court or other governmental body, or (3) otherwise required by law or regulation.  In the event that the Executive receives a subpoena or similar demand to disclose Proprietary Information, the Executive shall promptly notify the Company so that the Company shall have the ability to seek an appropriate protective order prior to the Executive making any disclosure in response to such subpoena or demand.  For purposes of this Agreement, “Proprietary Information” shall include, without limitation:

(i)                                     The identity of any current or prospective customers, clients, suppliers or vendors;

(ii)                                  Information relating to the business, products, affairs and finances of the Company, for the time being confidential to it;

(iii)                               Technical data and know-how relating to the business of the Company;

(iv)                              Any information relating to the Company’s technology, marketing and business plans or strategies;

(v)                                 Any management accounting and other similar financial information that would typically be included in the financial statements of the Company, including, without limitation, the amount of the assets, liabilities, net worth, revenues or net income;

(vi)                              Names and addresses of any of the Company’s customers, clients, suppliers, vendors and employees, and details of any independent contractor or agency arrangements;

(vii)                           Non-public information relating to legal and professional dealings, real property, tangible property, finances, business, and investment activities, and other personal affairs of the Company;

(viii)                        Any and all books, notes, memoranda, records, correspondence, documents, computer and other discs and tapes, data listings, codes, designs, drawings and other documents and materials (whether made or created by the Executive or otherwise) relating to the business of the Company or any of its principals; and

(ix)                                Any other non-public information gained in the course of the Executive’s employment with the Company that could reasonably be expected to prove harmful to the Company if disclosed to third parties, including without limitation, any information that could be reasonably expected to aid a competitor or potential competitor of the Company.  For purposes of this Agreement, “Proprietary Information” shall not include information that (1) was otherwise in the Executive’s possession prior to disclosure by the Company as evidenced by Executive’s written records; (2) is disclosed to the Executive by a third party who is lawfully in possession of such information and who is not in violation of any contractual, legal or fiduciary obligation to the Company with respect to such information; or (3) is or becomes part of the public domain other than directly or indirectly, through the breach of this Agreement.

(b)                                 Property.  The Executive agrees that the Executive will not make or retain any originals, copies or reproductions of or excerpts from any of the Proprietary Information for the Executive’s use or the use of others, except for the Executive’s use for the benefit of the Company in the course of and in connection with the Executive’s employment with the Company.  On request by the Company or on termination of the Executive’s employment with the Company, the Executive will immediately deliver to the Company all tangible property that embodies or contains any Proprietary Information, including books, notes, memoranda, records, correspondence, documents, computer and other discs and tapes, data listings, codes, designs, drawings and other documents and materials relating to the business of the Company, whether prepared or developed by or with the assistance of the Executive or otherwise coming into the Executive’s possession, custody or control and shall certify that all such property has been handed over on request by the Company; provided however, that the Executive may retain (and make copies of) the Executive’s personal non-business-related correspondence files and documents relating to the Executive’s personal compensation, benefits, and obligations.

(c)                                  Nondisclosure to the Company.  The Executive represents and warrants that the Executive has not disclosed and will not disclose to the Company any trade secrets or other confidential or proprietary information that may not lawfully be so disclosed by the Executive, by virtue of the ownership of the same by another person or entity or otherwise.

(d)                                 Confidential Information of Third Parties.  The Executive acknowledges and understands that, in dealing with third parties with which the Company has business relations or potential business relations, the Company may receive confidential and proprietary information and materials from such third parties subject to the Company’s agreement to maintain the confidentiality thereof and to require the Company’s employees and consultants to do so.  The Executive agrees to treat all such information and materials as Proprietary Information subject to this Agreement.

7.                                       Work Made for Hire.  The Executive and the Company agree that the Executive may make inventions or create other Intellectual Property (as further defined below) in the course of the Executive’s duties and agree that in this respect the Executive has a special responsibility to further the interests of the Company.

(a)                                  For purposes of this Agreement, the term “Intellectual Property” shall include, without limitation: all patents, registered designs, trade marks and service marks (whether registered or not and including any applications for the foregoing), copyrights, design rights, database rights and all other intellectual property and similar proprietary rights subsisting in any part of the world (whether or not capable of registration) and including (without limitation) all such rights in materials, works, prototypes, inventions, discoveries, techniques, computer programs, source codes, data, technical, commercial or confidential information, trading, business or brand names, goodwill or the style of presentation of the goods or services or any improvement of any of the foregoing and the right to apply for registration or protection of any of them and in existing applications for the protection of any of the above.

(b)                                 Any invention, improvement, design, process, information, copyright work, computer program, trade mark, trade name or get-up, work or other output made, created or discovered by the Executive during the employment, whether capable of being patented or registered or not and whether or not made or discovered in the course of the Executive’s employment, in conjunction with or in any way affecting or relating to the business of the

Company, or capable of being used or adapted for use in or in connection with such business, together with all Intellectual Property subsisting therein, (the “Intellectual Property Rights”) shall be disclosed immediately to the Company and shall, to the fullest extent permitted by applicable law, be deemed “work made for hire” and belong to and be the absolute property of the Company, and the Executive hereby assigns to the Company with full title guarantee and by way of present assignment of future rights, all such copyright, database rights, design rights, and any other Intellectual Property capable of assignment by way of present assignment of future rights, which may fall within the definition of the Intellectual Property Rights absolutely for the full term of those rights.

(c)                                  If and whenever required so to do by the Company the Executive shall at the expense of the Company:

(i)                                     Apply or join with the Company in applying for patent or other protection or registration in the United States and/or in any other part of the world for any Intellectual Property Rights; and

(ii)                                  Execute all instruments and do all things necessary for vesting all Intellectual Property Rights (including such patent or other protection or registration when so obtained) and all right, title and interest to and in them absolutely, with full title guarantee and as sole beneficial owner, in the Company or in such other person as the Company may specify.

(d)                                 The Executive irrevocably and unconditionally waives all rights under any applicable law respecting copyright, in connection with the Executive’s authorship of any existing or future copyright work in the course of the employment, in whatever part of the world such rights may be enforceable.

(e)                                  The Executive irrevocably appoints the Company to be the Executive’s attorney in the Executive’s name and on the Executive’s behalf to execute any such instrument or do any such thing and generally to use the Executive’s name for the purpose of giving to the Company the full benefits of this clause.  A certificate in writing in favour of any third party signed by any director or by the Secretary of the Company that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case.

8.                                       Nondisparagement.  The Executive agrees that the Executive will not, whether during or after the Executive’s employment with the Company, make any statement, orally or in writing, regardless of whether such statement is truthful, nor take any action, that (i) in any way could disparage the Company or any principals, officers, executives, directors, partners, managers, members, employees, representatives, agents, or investors of the Company, or which foreseeably could harm the reputation or goodwill of any of those persons or entities, or (ii) in any way, directly or indirectly, could knowingly cause or encourage or condone the making of such statements or the taking of such actions by anyone else.

9.                                       Nonsolicitation of Customers.  The Executive agrees that during the Executive’s employment with the Company, and for a period of twelve months following the termination of the Executive’s employment with the Company for whatever reason, the Executive shall not, without the prior written consent of the Company, solicit or negotiate with, directly or indirectly, on the Executive’s own account or on behalf of any third party, any customer or client of the Company, or request or advise any customer or client of the Company to curtail or cancel its business relationship with the Company.  For purposes of this Section 9, consent on the part of the Company means the written, signed consent of the Chief Executive Officer of the Company.  The Executive further represents that the Executive’s fulfillment of the obligations set forth in this section shall not cause the Executive any substantial economic hardship or render the Executive unemployable within the industry either during or after the nonsolicitation period.

10.                                 Nonsolicitation of Employees.  The Executive agrees that while the Executive is employed as an employee of the Company and for a period of twelve months after the termination of the Executive’s employment with the Company for whatever reason, the Executive shall not hire, solicit, recruit, induce, entice or procure, directly or indirectly, on the Executive’s own account or on behalf of any third party, any officer, executive, director, partner, principal, member, employee, representative, agent, consultant or other independent contractor of the Company or any person who was an officer, executive, director, partner, principal, member, employee, representative, agent, consultant or other independent contractor of the Company at any time during the final year of the Executive’s employment with the Company, to invest with, or work for the Executive or any person or entity with which the Executive is or intends to be affiliated or encourage any such person to terminate his or her employment or other relationship with the Company, without the express written consent of the Company.  For purposes of this Section 10, consent on the part of the Company means the written, signed consent of the Chief Executive Officer of the Company.

11.                                 Conflicts of Interest; Noncompetition.  The Executive agrees that while the Executive is employed as an employee of the Company and for a period of twelve months after the termination of the Executive’s employment with the Company for whatever reason, the Executive shall not, directly or indirectly, own an interest in, join, carry on or be engaged in, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, consultant, partner, member, manager, shareholder or principal with, any corporation, partnership, limited liability company, proprietorship, association, business or other entity or person engaged in any Competing Business without the express written consent of the Company.  As used herein, “Competing Business” means, anywhere in the United States, any business which has a principal line of business engaged in, or which derives a substantial portion of its revenue from, the retail sale of young women’s’ clothing, accessories or footwear, through stores, catalogues or the Internet.  For purposes of this Section 11, consent on the part of the Company means the written, signed consent of the Chief Executive Officer of the Company.  The Executive further represents that the Executive’s fulfillment of the obligations set forth in this section shall not cause the Executive any substantial economic hardship or render the Executive unemployable within the industry either during or after the noncompetition period.

12.                                 Litigation and Regulatory Cooperation.  During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Executive was employed by the Company.  The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.  The Company shall reimburse the Executive for any reasonable out of pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 12.

13.                                 Injunctive Relief.  The Executive acknowledges that the Proprietary Information was and in the future may be acquired and/or developed by the Company at great expense, constitutes a special, valuable and unique asset of the Company, and is owned exclusively by the Company.  Therefore, the Executive acknowledge and agrees that the Executive’s failure to perform any of the covenants in Sections 6-11 of this Agreement would cause irreparable injury to the Company and cause damages to the Company that would be difficult or impossible to ascertain or quantify.  Accordingly, without limiting any remedies that may be available with respect to any breach of this Agreement, the Executive consents to the entry of an injunction to restrain any breach of this Agreement without showing or proving any actual damage to the Company and without the posting of a bond or other security.

14.                                 Extension of Restrictions.  In the event of a violation of the covenants contained herein and a proceeding instituted by the Company to prevent and enjoin such violation, then the period of time during which the Executive’s business activities shall be restricted, as provided in this Agreement, shall be lengthened by a time period equal to the period between the date of the breach of the terms or covenants contained in this Agreement and the date on which the decision disposing of the issues upon the merits shall become final or not subject to further appeal.

15.                                 Third Party Agreements.

(a)                                  The Executive represents to the Company that the Executive’s employment with the Company and the performance of the Executive’s duties for the Company will not violate any obligations the Executive may have to any previous employer or other party.  In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employer or other party (except as the Executive is authorized by such previous employer or other party).

(b)                                 The Executive agrees to indemnify the Company against any suits, claims or demands against the Company by any person or entity asserting that: (1) an agreement exists which precludes the Executive’s employment with the Company and/or the performance of the Executive’s duties for the Company as contemplated by this Agreement; or (2) that the Executive disclosed or made use of any information in violation of any agreements with or rights of any previous employer or other party.

16.                                 Arbitration of Disputes.  Except as provided in the last sentence of this Section 16, to the fullest extent permitted by law, the Company and the Executive agree to waive their rights to seek remedies in court, including any right to a jury trial.  The Company and the Executive agree that any dispute between or among them or their subsidiaries, affiliates or related entities arising out of, relating to or in connection with this Agreement or the Executive’s employment with the Company, will be resolved in accordance with a two-step dispute resolution procedure involving: (1) Step One: non-binding mediation, and (2) Step Two: binding arbitration under the Federal Arbitration Act, 9 U.S.C. section 1 et. seq., or state law, whichever is applicable.  Any such mediation or arbitration hereunder shall be conducted in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) pursuant to its then current Employment Arbitration Rules (a copy of which is available through AAA’s website, www.adr.org) and Mediation Procedures (the “AAA Employment Rules”) (a copy of which is available through AAA’s website, www.adr.org).  Notwithstanding anything to the contrary in the AAA Employment Rules, the mediation process (Step One) may be ended by either party to the dispute upon notice to the other party that it desires to terminate the mediation and proceed to the Step Two arbitration; provided, however, that neither party may so terminate the mediation process prior to the occurrence of at least one (1) mediation session with the mediator.  No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation.  The mediation session(s) and, if necessary, the arbitration hearing shall be held in Jacksonville, Florida or any other location mutually agreed to by the Parties hereto.  The arbitration (if the dispute is not resolved by mediation) will be conducted by a single AAA arbitrator, mutually selected by the parties, as provided for by the AAA Employment Rules.  If required by law, the Company will be responsible for the AAA charges, including the costs of the mediator and arbitrator, otherwise the parties will share such charges equally.  The Company and the Employee agree that the arbitrator shall apply the substantive law of Florida to all state law claims and federal law to any federal law claims, that discovery shall be conducted in accordance with the AAA Employment Rules or as otherwise permitted by law as determined by the arbitrator.  The arbitrator’s award shall consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim.  The Company and the Employee understand that the right to appeal or to seek modification of any ruling or award by the arbitrator is limited under state and federal law.  Any award rendered by the arbitrator will be final and binding, and judgment may be entered on it in any court of competent jurisdiction in Jacksonville, Florida at the time the award is rendered or as otherwise provided by law.  Nothing contained herein shall restrict either party from seeking temporary injunctive relief in a court of law.

17.                                 Venue; Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce Section 13 of this Agreement, the parties hereby agree that the exclusive forum and venue for such court action shall be the State and Federal courts located in the State of Florida.  The parties hereby consent to the jurisdiction of the State Courts of the State of Florida and the United States District Court for the Middle District of Florida.  Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

18.                                 Withholding.  All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law and net of any authorized deductions.

19.                                 Successor to the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

20.                                 Assignment; Successors and Assigns.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party.  For purposes of this Section 20, consent on the part of the Company means the written, signed consent of the Chief Executive Officer of the Company.  Notwithstanding the foregoing, the Company may assign its rights under this Agreement without any such further consent of the Executive to any successor in interest to the Company including in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, limited liability company, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, limited liability company, partnership, organization or other entity, in which event all references to the “Company” shall be deemed to mean the assignee or a designated affiliate of the assignee.  The Executive hereby consents to such assignment as set forth in the immediately preceding sentence and further acknowledges and agrees that no further consent by the Executive is necessary to make such assignment.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

21.                                 Entire Agreement.  This Agreement constitutes the entire agreement between the Executive and the Company, and supersedes any prior written or oral agreements between the parties, concerning the subject matter hereof.  There are no representations, agreements, arrangements, or understandings, oral or written, between the parties to this Agreement relating to the subject matter contained in this Agreement, that are not fully expressed herein.  This Agreement may not be modified or changed without the written, signed and duly authorized consent of each party hereto.  For purposes of this Section 21, consent on the part of the Company means the written, signed and duly authorized consent of the Chief Executive Officer of the Company.

22.                                 Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court or arbitrator of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  In the event that any portion or provision of this Agreement is determined by a court or arbitrator of competent jurisdiction to be unenforceable by reason of excessive scope as to geographic, temporal or functional coverage, such provision will be deemed to extend only over the maximum geographic, temporal and functional scope as to which it may be enforceable.

23.                                 Survival.  The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment with the Company to the extent necessary to effectuate the terms contained herein.

24.                                 Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

25.                                 Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Employee at the last address the Employee has filed in writing with the Company or, in the case of the Company, at the Company’s main offices, to the attention of the Chief Executive Officer of the Company.  Notices hereunder shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

26.                                 Governing Law.  This is a Florida contract and shall be construed under and be governed in all respects by the laws of the State of Florida, without giving effect to the conflict of laws principles of the State of Florida.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Eleventh Circuit.

27.                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

BODY CENTRAL CORP.

By:
Its:

THOMAS W. STOLTZ

Thomas W. Stoltz